UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 25, 2008

REDPOINT BIO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation

7 Graphics Drive

Ewing, New Jersey 08628

(Address of Principal Executive Offices)

(609) 637-9700

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth below in Item 2.03 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 25, 2008, Redpoint Bio Corporation, a Delaware corporation (the “Company”), entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with CIT Healthcare LLC (the “Lender”).  Pursuant to the Loan and Security Agreement, and subject to the terms and conditions contained therein, the Company is authorized to borrow up to $2,000,000 for the purchase of certain equipment, a portion of the proceeds which may be used for general corporate working purposes.  At the closing, the Company borrowed approximately $1.55 million pursuant to such Loan and Security Agreement.

Under the terms of the Loan and Security Agreement, the Company may borrow such funds for one year following the date of closing and must repay each loan within 48 months of the date of each respective loan.  The Company has the right to prepay the outstanding principal amount in full at any time after the first anniversary of the date a particular note is issued pursuant to the Loan and Security Agreement, and in the event the Company exercises such a right, the Company must pay all accrued and unpaid interest on the amount prepaid together with such prepayment.  Depending upon when the Company prepays any portion of the outstanding principal, the Company may also be obligated to pay to the Lender a prepayment fee based upon a percentage of the principal amount prepaid.  The Company’s obligations under the Loan and Security Agreement are secured by a lien on the purchased equipment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION

Dated: September 30, 2008

	By:	/s/ Scott Horvitz
	Name:	Scott Horvitz
	Title:	Chief Financial Officer, Treasurer
and Secretary